Exhibit 10.21

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made as of October 1, 2004 (the “Effective Date”), between COMSYS IT Partners, Inc. (“COMSYS”), f/k/a Venturi Partners, Inc. and Personnel Group Of America (“PGA”), a Delaware Corporation, and Michael H. Barker (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree to amend that certain Employment Agreement, dated as of April 14, 2003 between Employee and PGA (the “Agreement”), as follows:

1.	Section 1 of the Agreement is amended to reflect that Employee’s new officer title shall be Executive Vice President—Field Operations.

2.	Section 2 of the Agreement is amended as follows:

To effectively perform his duties as Executive Vice President – Field Operations, Employee understands and agrees that it would be beneficial for him to relocate to Houston, Texas, the location of COMSYS’ headquarters. As such, Employee agrees that he will use his best efforts to relocate to Houston, Texas within 18 to 24 months of the execution of this Amendment and COMSYS agrees to reimburse Employee in accordance with COMSYS’ relocation policy.

3.	Section 3a of the Agreement is amended to reflect that Employee’s annual Base Salary is $320,000, less applicable withholdings and deductions.

4.	Section 3b of the Agreement is amended as follows:

For the fiscal year ending January 2, 2005 (“FY 2004”), Employee’s eligibility to receive a Performance Bonus shall be governed by the terms and conditions of the Agreement. Following FY 2004, Employee’s eligibility for a Performance bonus shall be governed as follows:

a.	For the fiscal year ending January 1, 2006 (“FY 2005”), Employee will receive a Performance Bonus in an amount that is equal to the greater of One Hundred Thousand Dollars ($100,000), less applicable withholdings, or the amount that Employee is eligible to receive under the terms and conditions of the COMSYS Executive Incentive Plan. The Performance Bonus shall be paid on the date that COMSYS normally pays incentive payments and bonuses for FY 2005 to its employees (“Payout Date”); provided, however, that Employee shall not be eligible to receive the Performance Bonus if his employment is terminated prior to the Payout Date pursuant to subsections 6a, 6b, 6c (to the extent Employee fails to meet his obligations as set forth therein), or 6e of the Agreement but Employee will receive a pro rata portion of his Performance Bonus if his employment is terminated pursuant to subsection 6d.

b.	Following FY 2005, Employee shall be eligible for incentive compensation according to the terms and conditions of the COMSYS Executive Incentive Plan, as the same may be amended from time to time. As with all compensation, COMSYS reserves the right to amend incentive plans according to the needs of the business.

5.	Section 3c of the Agreement is amended and replaced in its entirety with the following:

Stock Options. Executive was granted an aggregate of 90,000 stock options on April 14, 2003 (the “Initial Grant”) pursuant to the 2003 Equity Incentive Plan of PGA (the “2003 Equity Plan”) and such options are fully vested. If Executive’s employment hereunder is terminated by COMSYS without Cause (as defined in the Agreement), the exercise period with respect to the Initial Grant shall be extended for a period of four (4) years following the date of such termination (but in no event beyond the original expiration date of the respective option).

Subject to approval of the Compensation Committee of the Board of Directors of COMSYS, Employee shall receive an additional grant of options to purchase 100,000 shares of COMSYS’ common stock at an exercise price of $8.55 per share pursuant to a vesting schedule and such other terms as set forth in a Stock Option Agreement. Employee shall be eligible for additional option grants under the COMSYS 2004 Stock Incentive Plan at the discretion of the Compensation Committee.

6.	Section 3d of the Agreement is amended to reflect that Employee will receive an auto allowance of One Thousand Dollars ($1,000) per month. This sum shall be fully taxable as income.

7.	Section 3e of the Agreement is amended and replaced in its entirety with the following:

COMSYS’ standard Paid Time Off (“PTO”) Policy shall apply to Employee; provided, however, that Employee will be eligible to accrue 27 PTO days per calendar year. PTO days are to be used for any holidays (other than those designated as paid holidays by COMSYS), vacation days, sick days or personal days that Employee wishes to be paid for.

8.	Section 5 of the Agreement is amended to reflect that the Initial Term of the Agreement will continue until September 30, 2007, unless earlier terminated pursuant to the provisions of Paragraph 6 of the Agreement.

9.	Section 17 of the Agreement is amended to reflect the current address of COMSYS for purposes of receiving Notices under the Agreement and this Amendment. Such address is as follows:

COMSYS Information Technology Services, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, Texas 77027

Attention: General Counsel

9.	Complete Agreement. This Amendment, along with the Agreement, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreement or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first written above.

COMSYS IT Partners, Inc.:

By:	/s/ MICHAEL T. WILLIS
Name:	Michael T. Willis
Its:	Chief Executive Officer and President

Employee:

/s/ MICHAEL H. BARKER
Michael H. Barker

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